                                                   Registration No. 333-

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 2003
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                   TEFRON LTD.
             (Exact name of registrant as specified in its charter)

              ISRAEL                                                N/A
  (State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                            Identification No.)

                                 28 CHIDA STREET
                             BNEI-BRAK 51371, ISRAEL
               (Address of Principal Executive Offices) (Zip Code)

                       TEFRON LTD. 1997 SHARE OPTION PLAN
                            (Full title of the plan)

                         CSC CORPORATION SERVICE COMPANY
                        2711 CENTERVILLE ROAD, SUITE 400
                              WILMINGTON, DE 19808

 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:

                                 Richard J. Mann
               Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
                               One Azrieli Center
                             Tel Aviv 67021, Israel


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.


                                         CALCULATION OF REGISTRATION FEE

============================= ================ ===================== ============================= =================
                                 Amount to       Proposed Maximum
    Title of Securities             be            Offering Price     Proposed Maximum Aggregate       Amount of
      to be Registered         Registered(1)      per Share (2)      Offering Price (2)            Registration Fee
----------------------------- ---------------- --------------------- ----------------------------- -----------------
      Ordinary Shares            2,266,049            $4.37                $9,902,634.10               $801.13
============================= ================ ===================== ============================= =================

(1) This registration statement covers 2,266,049 ordinary shares of Tefron Ltd., par value 1.0 NIS per ordinary share, which may be sold upon the exercise of options which have been granted or may hereafter be granted under the employee share option plan described in this registration statement. In addition, pursuant to Rule 416(b) under the Securities Act of 1933, this registration statement covers, in addition to the shares stated above, an indeterminate number of shares which may result from anti-dilution adjustments under the Plan.
(2) Calculated pursuant to Rule 457(c) and (h) based on the average of the high and low prices per share of the Registrant's ordinary shares on the New York Stock Exchange on January 12, 2004.

                                EXPLANATORY NOTE

     Tefron Ltd. ("Tefron" or the "Company" or "we" or "us") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register 2,266,049 ordinary shares of the Company, par value NIS 1.0 per share, that may be issued pursuant to the Tefron Ltd. 1997 Share Option Plan, or the Plan.

     Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I under Form F-3 under the Securities Act and pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales made on a continuous or delayed basis in the future of up to an aggregate of 1,187,394 ordinary shares, which may constitute "control securities" and/or "restricted securities," and which are issuable upon the exercise of options granted under the Plan to the selling shareholders listed in the reoffer prospectus.

--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     We will send or give the information specified in Part I of Form S-8 to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. We are not obligated to file these documents with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

        -----------------------------------------------------------------

                               REOFFER PROSPECTUS

                     ---------------------------------------

                                   TEFRON LTD.
                                 28 CHIDA STREET
                             BNEI-BRAK 51371, ISRAEL
                                (+972) 3-579-8701

                     ---------------------------------------

                            1,187,394 ORDINARY SHARES

     This reoffer prospectus relates to the resale of up to 1,187,394 ordinary shares of the Company, par value NIS 1.0 per share, being offered by the selling shareholders listed on pages 17-18. The ordinary shares covered by this prospectus are issuable pursuant to the terms of the Plan.

     The prices at which a selling shareholder may sell his or her shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under "Selling Shareholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of the shares under this prospectus.

     Our ordinary shares trade on New York Stock Exchange, or the NYSE, under the trading symbol "TFR". On January 14, 2004, the last sale price of our ordinary shares was $4.37.

                         THIS INVESTMENT INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

     You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This reoffer prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                The date of this Prospectus is January 15, 2004.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

CORPORATE INFORMATION.....................................................  5

THE COMPANY - HISTORY AND RECENT DEVELOPMENT..............................  5

RISK FACTORS..............................................................  7

USE OF PROCEEDS........................................................... 17

SELLING SHAREHOLDERS...................................................... 17

PLAN OF DISTRIBUTION...................................................... 19

LEGAL MATTERS............................................................. 20

EXPERTS................................................................... 20

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES............................................ 21

ADDITIONAL INFORMATION.................................................... 21

INCORPORATED DOCUMENTS BY REFERENCE....................................... 21

                           FORWARD-LOOKING STATEMENTS

     Our disclosure in this reoffer prospectus (including documents incorporated by reference herein) contains "forward-looking statements." Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. These include statements, among others, relating to our planned future actions, our prospective products or product approvals, our beliefs with respect to the sufficiency of our cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results.

     Any or all of our forward-looking statements in this reoffer prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. The uncertainties that may cause differences include, but are not limited to, the availability of necessary funds and our ability to raise capital when needed and on reasonable terms, or at all; the market success of our products and services; developing or contracting for the necessary manufacturing processes; gaining necessary regulatory approvals and the impact of competition and technological advances on our products and services. In addition, you should note that our past financial and operation performance is not necessarily indicative of future financial and operational performance. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                              CORPORATE INFORMATION

     Our principal executive offices are located at 28 Chida Street, Bnei-Brak 51371, Israel and our telephone number is 972-3-579-8701.

                  THE COMPANY - HISTORY AND RECENT DEVELOPMENTS

     Tefron Ltd. was incorporated under the laws of the State of Israel on March 10, 1977. We are subject to the provisions of the Israeli Companies Law, 5759-1999.

     We manufacture boutique-quality everyday intimate apparel and active-wear sold throughout the world by such name-brand marketers as Victoria's Secret, The Gap, Banana Republic, Schiesser, J.C. Penny, Target, Nike, Patagonia, Express, Puma, Sears, Kohls, Adidas and Warnaco/Calvin Klein as well as other well known American retailers and designer labels. Through the utilization of manufacturing technologies and techniques developed or refined by us, we are able to mass-produce boutique-quality garments featuring unique designs tailored to our customers' individual specifications at competitive prices. Our product line includes knitted briefs, bras, tank tops, boxers, leggings, T-shirts, bodysuits, lounge-wear, night-wear, swim-wear and active-wear.

     We are known for the technological innovation of our Hi-Tex and cut-and-sew manufacturing process. Our Hi-Tex manufacturing process was implemented as part of our strategy to streamline our manufacturing process and improve the design and quality of our products. The Hi-Tex manufacturing process includes the utilization of a single machine that transforms yarn directly into a nearly complete garment, replacing the knitting, cutting, and significant sewing functions which, in traditional manufacturing, are performed sequentially on separate machines at separate workstations. Following this single-machine operation, all the Hi-Tex manufacturing process requires to complete the garment is dyeing and a reduced amount of sewing and finishing. Our Hi-Tex manufacturing process enables us to produce a substantially wider range of fabrics, styles and product lines, resulting in a consistently high level of comfort, quality and durability.

     We seek to develop strong relationships with large name-brand marketers of intimate apparel and active-wear and to become their principal supplier for those products we manufacture. We believe that customers are attracted by our manufacturing capabilities, which allow for consistently high-quality merchandise at competitive prices as well as for the capacity to accommodate rapid sales growth. We believe that our collaboration with our customers in the design and development of our products strengthens our relationships with our customers and improves the quality of our products. We began our relationship with Victoria's Secret in 1991, with Banana Republic and The Gap in 1993 and with Warnaco/Calvin Klein in 1994. In 2000, we began our relationship with Target. In 2002, these customers accounted for approximately 67.5% of our total sales.

     Below is a summary of significant events in our development:

     1990      First bodysize cotton panty with applicated elastics.
     1997      Initial public offering of our shares on the NYSE.
               Formation of Hi-Tex Founded by Tefron Ltd. and production of first seamless panty.
     1998      Acquisition of a dyeing and finishing facility to achieve greater vertical integration of our business.
     1999      Acquisition of Alba, a manufacturer of seamless apparel and healthcare products. The main purpose of the acquisition of Alba was to acquire additional production capacity, a presence in the
               United States, direct store distribution capacity, a broader customer base and incremental revenues.
     2001      Initial significant shifting of sewing production to Jordan
     2001      Acquisition of a 50% stake in JBA Productions S.A., an intimate apparel manufacturer located in Madagascar that specializes in bras manufacturing. JBA enjoys most of the free trade privileges that we do in Israel, such as exemption from import quotas and customs duties in the United States and Europe, and the labor costs of its production facility are significantly lower.
     2001      Launch of a turn around program, including significant cost reduction, downsizing and consolidation of operations.
     2002      Reorganization of Alba, including a spin off of the Health
               Product Division and the formation of the AlbaHealth joint venture with a strategic investor, and the initial consolidation of the seamless production activity in Hi-Tex in Israel, expected to be completed in 2003.
     2003      Acquisition of a 100% stake in Macro Clothing Ltd., a company that manufactures, markets and sells swimsuits and beach-wear.
               The main purpose of the acquisition was to provide additional marketing capabilities, contributing to the active-wear activities and complementing the Company's product lines.

     We enjoy several strategic advantages by reason of our location in Israel, Jordan and Madagascar. Israel is one of the few countries in the world that has free trade agreements with the United States, Canada, the European Union, or EU, and the European Free Trade Association, or EFTA. These agreements permit us to sell our products in the United States, Canada and the member countries of the EU and the EFTA free of customs duties and import quotas. Due to our locations in Jordan and Madagascar, we benefit from exemptions from customs duties and import quotas. We also currently benefit from substantial investment grants and tax incentives provided by the Government of Israel and from the availability in Israel of both skilled engineers and relatively inexpensive unskilled workers.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment in Tefron Ltd. The risks and uncertainties described below are not the only ones facing the Company, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

WE DEPEND ON A SMALL NUMBER OF PRINCIPAL CUSTOMERS WHO HAVE IN THE PAST BOUGHT OUR PRODUCTS IN LARGE VOLUMES. WE CANNOT ASSURE THAT THESE CUSTOMERS OR ANY OTHER CUSTOMER WILL CONTINUE TO BUY OUR PRODUCTS IN THE SAME VOLUMES OR ON THE SAME TERMS.

     Our sales to Victoria's Secret accounted for approximately 42.6% of our total sales in 2000, 43% of our total sales in 2001, and 49.8% of our total sales in 2002. Our sales to Banana Republic and The Gap accounted for approximately 8.6% of our total sales in 2000, 9.6% of our total sales in 2001, and 8.3% of our total sales in 2002. Our sales to Allegiance Healthcare accounted for approximately 7.2% of our total sales in 2000, 8.4% of our total sales in 2001, and 8.8% of our total sales in 2002. Our sales to Target accounted for approximately 3.7% of our total sales in 2000, 6.9% of our total sales in 2001 and 5.3% of our total sales in 2002.

     We do not have long-term purchase contracts with our customers, and our sales arrangements with our customers do not have minimum purchase requirements. We cannot assure that Victoria's Secret, Banana Republic and The Gap, Allegiance Healthcare, Target or any other customer will continue to buy our products in the same volumes or on the same terms as they did in the past. In addition, we cannot assure that we will be able to attract new customers.

     In 2002, sales to Victoria's Secret totaled $94.7 million, or 49.8% of our sales that year. In accordance with indications received by the Company from Victoria's Secret at the beginning of 2003, purchases in 2003 from Victoria's Secret were lower than in 2002. Recently, we have received indications from Victoria's Secret that its purchases from us in 2004 will be higher than in 2003, although lower than the levels of 2002. In addition, in 2002, Victoria's Secret required us to improve the protection of its products and its brand names. We believe that we have implemented the required measures; however, any failure to provide such protection to Victoria's Secret satisfaction, in the future could have an adverse effect on sales to this customer.

     Furthermore, controlling or related entities of Victoria's Secret are involved in business activities that are in direct competition to our businesses. We cannot assure that Victoria's Secret will continue to buy our products in the same volumes or on the same terms.

OUR PRINCIPAL CUSTOMERS ARE IN THE RETAIL INDUSTRY, WHICH IS SUBJECT TO SUBSTANTIAL CYCLICAL VARIATIONS. OUR REVENUES WILL DECLINE SIGNIFICANTLY IF OUR PRINCIPAL CUSTOMERS DO NOT CONTINUE TO BUY OUR PRODUCTS IN LARGE VOLUMES OR IF WE ARE UNABLE TO KEEP OR REPLACE OUR PRINCIPAL CUSTOMERS.

     Our customers are in the retail industry, which is subject to substantial cyclical variations and is affected strongly by any downturn in the general economy. A downturn in the general economy, a change in consumer purchasing habits or any other events or uncertainties that discourage consumers from spending, could have a significant effect on our customers' sales and profitability. Such downturns, changes, events or uncertainties could result in our customers having larger inventories of our products than expected. These events could result in decreased purchase orders from us in the future, which would have a material adverse effect on our sales and profitability. For example, the difficult global economic environment and the continuing soft retail market conditions in the world and specifically in the U.S. both before and especially after the events of September 11, 2001 were reflected in disappointing retail sales in the year 2001 compared to the same period in the year 2000, and consequently decreased our order backlog and production levels. A prolonged economic downturn could harm our financial condition.

     In the past, we have relied on selling our products in relatively large volumes to achieve the manufacturing and logistical efficiencies that enable us to maintain sales and profitability at relatively high levels and to price our products competitively. We cannot assure that we will be able to continue to sell our products to our principal customers or to others in such large volumes. Our failure to do so may have a material adverse effect on us. A material decrease in the quantity of sales made to our principal customers, a material adverse change in the terms of such sales or a material adverse change in the financial conditions of our principal customers could have a material adverse effect on us.

OUR DEBT OBLIGATIONS MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE.

     We have a significant amount of bank debt mainly as a result of our acquisition of Alba in December 1999 and the investments made in our Hi-Tex division. As of December 31, 2002, we had approximately $78.9 million of long-term loans outstanding (including current maturities of $15.6 million). We also had approximately $5.2 million in long-term capital lease obligations and other loans (including current maturities of $2.1 million) and approximately $14.8 million in short term bank credit.

     Our substantial debt obligations could have important consequences. For example, they could:

     o require us to use a substantial portion of our operating cash flow to pay interest, which reduces funds available to grow and expand our business, invest in machinery and equipment and for other purposes;

     o place us at a competitive disadvantage compared to our competitors that have less debt;

     o make us more vulnerable to economic and industry downturns and reduce our flexibility in responding to changing business and economic conditions;

     o    limit our ability to pursue business opportunities; and

     o limit our ability to borrow money for operations or capital in the future.

     Because a significant portion of our loans bear interest at floating rates, an increase in interest rates could adversely affect our financial results. A ten percent interest rate change on our floating interest rate long-term loans outstanding at December 31, 2002, would have an annual impact of approximately $0.5 million on our interest cost.

WE REQUIRE A SIGNIFICANT AMOUNT OF CASH TO PAY OUR DEBT. IF WE FAIL TO GENERATE SUFFICIENT CASH FLOW FROM OPERATIONS, WE MAY NEED TO RENEGOTIATE OR REFINANCE OUR DEBT, OBTAIN ADDITIONAL FINANCING OR POSTPONE CAPITAL EXPENDITURES.

     We depend mainly on our cash generated by operating activities to make payments on our debts. In 2002, the cash generated by operating activities was approximately $25.8 million. We cannot assure that we will generate sufficient cash flow from operations to make scheduled payment on our debt. We have repayment obligations on our long-term debt of approximately $17.7 million in 2003, $15.0 million in 2004, $11.1 million in 2005, $16.9 million in 2006 and
$23.4 million in 2007 and thereafter. These amounts do not include any repayment obligations under our short-term debt in the amount of approximately $14.8 million as of December 31, 2002. Our ability to meet our debt obligations will depend on whether we can successfully implement our strategy, as well as on economic, financial, competitive and technical factors. Some of the factors are beyond our control, such as economic conditions in the markets where we operate or intend to operate, changes in our customers' demand for our products, and pressure from existing and new competitors. If we cannot generate sufficient cash flow from operations to make scheduled payments on our debt obligations, we may need to renegotiate the terms of our debt, refinance our debt, obtain additional financing, delay planned capital expenditures or sell assets. Our ability to renegotiate the terms of our debt, refinance our debt or obtain additional financing will depend on, among other things:

     o    our financial condition at the time;

     o    restrictions in agreements governing our debt; and

     o    other factors, including market conditions.

     If our lenders decline to renegotiate the terms of our debt, the lenders could declare all amounts borrowed and all amounts due to them under the agreements due and payable. If we are unable to repay the debt, the lenders could foreclose on our assets that are subject to liens and sell our assets to satisfy the debt.

DUE TO RESTRICTIONS IN OUR LOAN AGREEMENTS, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS AS WE DESIRE.

     Our loan agreements contain a number of conditions and limitations on the way in which we can operate our business, including limitations on our ability to raise debt, sell or acquire assets and pay dividends. Our loan agreements also contain various covenants which require that we maintain certain financial ratios related to shareholder's equity and operating results that are customary for companies comparable in size. These limitations and covenants may force us to pursue less than optimal business strategies or forgo business arrangements which could have been financially advantageous to us or our shareholders.

     In 2002 we incurred one time expenses totaling approximately $26.4 million mainly resulting from a non-cash goodwill adjustment of $18.8 million in compliance with SFAS 142, a capital loss of approximately $1.8 million associated with the sale of 52% of the Health Products Division of Alba and restructuring costs of Alba of approximately $5.3 million. These one-time expenses were deducted from our net profit of approximately $8.9 million, thus resulting in a net loss for 2002 of approximately $17.5 million. This net loss, in turn, decreased our shareholders equity to near the minimum level of approximately $40 million required by the covenants under our credit facility with Bank Hapoalim B.M. and Israel Discount Bank of New York.

     Our failure to comply with the covenants and restrictions contained in our loan agreements could lead to a default under the terms of these agreements. If a default occurs and we are unable to renegotiate the terms of the debt, the lenders could declare all amounts borrowed and all amounts due to them under the agreements due and payable. If we are unable to repay the debt, the lenders could foreclose on our assets that are subject to liens and sell our assets to satisfy the debt.

OUR ANNUAL AND QUARTERLY OPERATING RESULTS MAY VARY WHICH MAY CAUSE THE MARKET PRICE OF OUR ORDINARY SHARES TO DECLINE.

     We may experience significant fluctuations in our annual and quarterly operating results which may be caused by, among other factors:

     o    the timing, size and composition of orders from customers;

     o    varying levels of market acceptance of our products;

     o the timing of new product introductions by us, our customers or their competitors; and

     o economic conditions in the geographical areas in which we operate or sell products.

     When we establish a relationship with a new customer, initial sales to such customer are typically in larger quantities of goods (to build its initial inventory) than may be required to replenish such inventory from time to time afterwards. As a result, after a customer builds its initial inventory, our sales to such customer may decrease. We cannot assure that our sales to any of our customers will continue at the current rate.

     Our operations are affected by our principal customers' businesses, which businesses are subject to substantial cyclical variations. If demand for our products is significantly reduced, our profits will be reduced, and we may experience slower production, lower plant and equipment utilization and lower fixed operating cost absorption, all of which would have a negative impact on our business.

     Additionally, if, in any year, there is a significant number of Christian, Druse, Jewish or Muslim holidays in a particular quarter, we will have fewer days of operation which will result in lower levels of production and sales during such quarter. In recent years, a significant number of such holidays have occurred during the second quarter, but the dates of many of those holidays are based on the lunar calendar and vary from year to year.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

     Our success is substantially dependent upon the adaptations and configurations we make to the machinery and equipment that we purchase and upon the manufacturing technologies and techniques that we have developed for our exclusive use. Only a part of the adaptations, configurations, technologies or techniques used in our manufacturing process is patented. Moreover, we purchase our machinery and equipment from third parties and we cannot assure that a competitor will not adapt, configure or otherwise utilize machinery or equipment in substantially the same manner as we do. Any replication of our manufacturing process by a competitor would have a material adverse effect on us.

OUR MARKETS ARE HIGHLY COMPETITIVE AND SOME OF OUR COMPETITORS HAVE NUMEROUS ADVANTAGES OVER US; WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     We compete directly with a number of manufacturers of intimate apparel, many of which have longer operating histories, larger customer bases, greater geographical proximity to customers and significantly greater financial and marketing resources than we do. Increased competition, direct or indirect, could adversely affect our revenues and profitability through pricing pressure, loss of market share and other factors. We cannot assure that we will be able to compete successfully against existing or new competitors, as the market for our products evolves and the level of competition increases. Moreover, our existing and prospective competitors may have established, or may in the future establish, relationships with our existing and potential customers, which could have a material adverse effect on our ability to compete. In addition, we cannot assure that our customers will not seek to manufacture our products through alternative sources and thereby eliminate the need to purchase our products.

     Our customers operate in an intensely competitive retail environment. In the event that any of our customers' sales decline for any reason, whether or not related to us or to our products, our sales to such customers could be materially adversely affected.

     In addition, our competitors may be able to purchase seamless knitting machines similar to, but less expensive than, the Santoni knitting machines we use to knit garments in our Hi-Tex manufacturing process. By reducing their production cost, our competitors may lower their selling prices. If we are forced to reduce our prices and we cannot reduce our production costs, our financial performance may be adversely affected. Furthermore, if there is a weak retail market or a downturn in the general economy, competitors may be pressured to sell their inventory at substantially depressed prices. A surplus of intimate apparel at significantly reduced prices in the marketplace would have a material adverse effect on our sales.

WE FACE POTENTIAL CONFLICTS OF INTEREST CAUSED BY INVESTOR INFLUENCE.

     Our principal shareholders have a great deal of influence over the constitution of our Board of Directors and over matters submitted to a vote of the shareholders. Arie Wolfson, the Chairman of our Board of Directors, has direct voting power over approximately 13.7% of the outstanding ordinary shares of Tefron. Mr. Wolfson is also the Chairman, and a significant shareholder of Macpell Industries Ltd., an Israeli company that owns approximately 35.4% of the outstanding ordinary shares of Tefron. Mr. Wolfson and Mr. Sigi Rabinowicz, a Director of Tefron, and another Macpell shareholder collectively own a controlling interest in Macpell, and have entered into a shareholders' agreement regarding corporate actions of Macpell, including the process by which Macpell votes its ordinary shares of Tefron to elect our Directors. Under the shareholders' agreement, they are entitled to cause Macpell to vote its ordinary shares of Tefron for five Directors designated by them, out of a total of eight Directors on the Board of Directors of Tefron. As a result, the corporate actions of Tefron may be influenced significantly by Messrs. Wolfson and Rabinowicz.

     We are party to a consulting and management services agreement with Mr. Wolfson and a company controlled by him, pursuant to which the company controlled by Mr. Wolfson has agreed to provide consultancy and management services to Tefron. We also engage in transactions with Macpell and its affiliates. We believe that the consulting and management agreement and these transactions are beneficial to us and are conducted upon terms which are no less favorable to us than those terms available to us from unaffiliated third parties. We intend to continue to engage in transactions with Macpell and its affiliates. We may be in direct or indirect competition with Macpell or its affiliates in the future. Moreover, opportunities to develop, manufacture or sell new products or market them to new customers may arise in the future and Macpell or its affiliates might pursue such opportunities while excluding us from, or competing with us for, such opportunities.

     Israeli companies law imposes procedures, including, for certain material transactions, a requirement of shareholder approval, as a precondition to entering into interested party transactions. These procedures may apply to transactions between Macpell and us. However, we cannot assure that we will be able to avoid the possible detrimental effects of any such conflicts of interest by complying with the procedures mandated by Israeli law.

WE DEPEND ON OUR SUPPLIERS FOR MACHINERY; WE MAY EXPERIENCE DELAYS OR ADDITIONAL COSTS SATISFYING OUR PRODUCTION REQUIREMENTS.

     We purchase machinery and equipment, including the machinery used in our Hi-Tex manufacturing process, from sole suppliers. If our suppliers are not able to provide us with additional machinery or equipment as needed, we might not be able to increase our production to meet any growing demand for our products.

WE ARE SUBJECT TO FLUCTUATING COSTS OF RAW MATERIALS.

     We use cotton yarn, lycra, spandex, various polymeric yarn and elastic as primary materials for manufacturing our products. Our financial performance depends, to a substantial extent, on the cost and availability of these raw materials. The capacity, supply and demand for such raw materials are subject to cyclical and other market factors and may fluctuate significantly. As a result, our cost in securing raw materials is subject to substantial increases and decreases over which we have no control except by seeking to time our purchases of cotton and polymeric yarns, which are our principal raw material, to take advantage of favorable market conditions. For example, costs of polymeric yarns are also influenced by changes in oil prices and have thus risen recently due to the war in Iraq. We cannot assure that we will be able to pass on to customers the increased costs associated with the procurement of raw materials. Moreover, there has in the past been, and there may in the future be, a time lag between the incurrence of such increased costs and the transfer of such increases to customers. To the extent that increases in the cost of raw materials cannot be passed on to customers or there is a delay in passing on the increased costs to customers, we are likely to experience an increase in the cost of raw materials which may adversely affect our margin of profitability and may have a material adverse effect on us.

WE FACE SEVERAL RISKS, INCLUDING POLITICAL, ECONOMIC, SOCIAL, CLIMATIC RISKS, ASSOCIATED WITH INTERNATIONAL BUSINESS.

     Approximately 98% of our sales in 2002 were made to customers in the United States, and we intend to continue to expand our sales to customers in the United States and Europe. In addition, a substantial majority of our raw materials are purchased outside of Israel. Our international sales and purchases are affected by costs associated with shipping goods and risks inherent in doing business in international markets, including:

     o    changes in regulatory requirements;

     o    export restrictions, tariffs and other trade barriers;

     o    currency fluctuations;

     o    longer payment cycles;

     o    difficulties in collecting accounts receivable; and

     o    political instability and seasonal reductions in business activities.

     Any of these risks could have a material adverse effect on our ability to deliver or receive goods on a competitive and timely basis and on our results of operations. We cannot assure that we will not encounter significant difficulties in connection with the sale or procurement of goods in international markets in the future or that one or more of these factors will not have a material adverse effect on our business, financial condition and results of operations.

     In addition, we may enter into joint ventures with third parties or establish operations outside of Israel that will subject us to additional operating risks. These risks may include diversion of management time and resources and the loss of management control over such operations and may subject us to the laws of such jurisdiction.

     In addition to our production facilities in Israel, we currently have production facilities in Jordan and Madagascar and are in the process of shifting additional sewing production to Jordan and Madagascar to take advantage of lower labor costs. Our ability to benefit from the lower labor costs will depend on the political, social and economic stability of these countries and in the Middle East and Africa in general. We cannot assure that the political, economic or social situation in these countries or in the Middle East and Africa in general will not have a material adverse effect on our operations, especially in light of the potential for hostilities in the Middle East. The success of the production facilities also will depend on the quality of the workmanship of laborers, and our ability to maintain good relations with such laborers, in these countries. We cannot guarantee that our operations in Madagascar or Jordan will be cost-efficient or successful.

     Furthermore, Madagascar experiences wide climate variations and a yearly hurricane season generally between the months of November to March. Once production begins in Madagascar, these weather conditions could negatively affect our operations by, among other things, requiring us to delay or halt production, hindering our ability to transport raw materials to, and finished products from, the Madagascar production facility or even requiring us to replace or perform costly repairs to our equipment at the facility. We cannot assure that our operations will not be materially affected by weather conditions or natural disasters in any area where we maintain production facilities.

WE ARE AFFECTED BY CONDITIONS TO AND POSSIBLE REDUCTION OF GOVERNMENT PROGRAMS AND TAX BENEFITS.

     We benefit from certain Israeli Government programs and tax benefits, particularly as a result of the "Approved Enterprise" status of substantially all of our existing production facilities in Israel. As a result of our "Approved Enterprise" status, we have been able to receive significant investment grants with respect to our capital expenditures. Following our exhaustion of our net operating loss carryforwards, we have been able to benefit from a reduced tax rate of 25% on earnings derived from these investments for which the benefit period has not expired. To maintain eligibility for these programs and tax benefits, we must continue to meet certain conditions, including making certain specified investments in fixed assets and conducting our operations in specified "Approved Enterprise" zones. If we fail to meet such conditions in the future, we could be required to refund tax benefits and grants already received, in whole or in part, with interest linked to the Consumer Price Index in Israel from the date of receipt. We have granted a security interest over all of our assets to secure our obligations to fulfill these conditions.

     The Government of Israel has reduced the available amount of investment grants from up to 38% of eligible annual capital expenditures in 1996 up to 24% of eligible annual capital expenditures (for projects not exceeding investments of 140 million shekels in any year) since 1997. There can be no assurance that the Israeli Government will not further reduce the availability of investment grants. The termination or reduction of certain programs and tax benefits, particularly benefits available to us as a result of the "Approved Enterprise" status of some of our existing facilities in Israel, would increase the costs of acquiring machinery and equipment for our production facilities and increase our effective tax rate which, in the aggregate, could have a material adverse effect on us.

     In addition, if the percentage of our foreign investment exceeds 25%, our Approved Enterprises would qualify for reduced tax rates for three years beyond the initial seven-year period. We cannot assure that we will obtain approval for additional Approved Enterprises, or that the provisions of the Law for the Encouragement of Capital Investments, 1959, as amended, will not change or that the 25% foreign investment percentage will be reached for any subsequent year.

     We also benefit from exemptions from customs duties and import quotas due to our location in Israel, Jordan and Madagascar and the free trade agreements Israel maintains with the United States, Canada, the European Union and the European Free Trade Association. If there is a change in such benefits or if other countries enter into similar agreements and obtain similar benefits or if any such agreements were terminated, we may be adversely affected.

SINCE MOST OF OUR REVENUES ARE GENERATED IN U.S. DOLLARS AND A LARGE PART OF OUR EXPENSES ARE IN ISRAELI CURRENCY, WE ARE SUBJECT TO FLUCTUATIONS IN INFLATION AND CURRENCY RATES.

     Because most of our revenues in the foreseeable future are expected to continue to be generated in U.S. dollars and a significant portion of our expenses are expected to continue to be incurred in NIS, we are exposed to risk that an increase in our expenses in NIS will not always be compensated for fully by a devaluation of NIS vis-a-vis the U.S. dollar. For example, in 1999 and 2000, the inflation rate in Israel exceeded the rate of devaluation of the NIS against the dollar. During 1999 and 2000, the rate of inflation in Israel was 1.3% and 0%, respectively, while the NIS appreciated against the dollar by 0.2% and 2.7%, respectively. In contrast, in 2001 and 2002, the rate of devaluation of the NIS vis-a-vis the dollar exceed the inflation rate in Israel. During 2001 and 2002, the rate of inflation was 1.4% and 6.5%, respectively, while NIS devalued against the U.S. dollar by 6.3% and 7.3%, respectively. To the extent that the rate of inflation in Israel exceeds the rate of devaluation of the NIS in relation to the dollar or if the timing of such devaluation lags behind inflation in Israel, we may be adversely affected.

IF OUR ORDINARY SHARES ARE DELISTED FROM THE NEW YORK STOCK EXCHANGE, THE LIQUIDITY AND PRICE OF OUR ORDINARY SHARES AND OUR ABILITY TO ISSUE ADDITIONAL SECURITIES MAY BE NEGATIVELY AFFECTED.

     In order to maintain the listing of our ordinary shares on The New York Stock Exchange, or NYSE, we are required to meet specified maintenance standards. In December 2002, the NYSE notified us that we failed to comply with the listing standards of minimum shareholders' equity of $50 million and minimum market capitalization of $50 million over a consecutive 30 trading day period. As a result, we submitted a business plan to the NYSE demonstrating how we anticipate meeting these criteria within 18-months as required by the NYSE rules. In February 2003, we were notified that we had been approved for continued listing on the NYSE, subject to the successful implementation of the business plan that we submitted to the Exchange. We cannot guarantee that we will be successful in implementing this business plan.

     In the event we fail to successfully implement our business plan and meet the NYSE criteria within 18 months, or we fail to meet any other listing criteria of the NYSE, our ordinary shares may be delisted from trading on The New York Stock Exchange. We cannot assure you that we will meet all NYSE criteria in the future. Delisting of our ordinary shares would result in limited availability of market price information and limited news coverage. In addition, delisting could diminish investors' interest in our ordinary shares as well as materially adversely affect the liquidity and price of our ordinary shares. Delisting may also make it more difficult for us to issue additional securities or secure additional financing.

WE ARE SUBJECT TO VARIOUS RISKS RELATING TO OPERATIONS IN ISRAEL.

     We are incorporated under the laws of, and our main offices and manufacturing facilities are located in, the State of Israel. We are directly influenced by the political, economic and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on our operations. Since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinians which has resulted in increased violence. The future effect of this deterioration and violence on the Israeli economy and our operations is unclear. We cannot assure that ongoing or revived hostilities or other factors related to Israel will not have a material adverse effect on us or our business.

     In addition, in the event the war between the allied forces and Iraq continues, the borders between Israel and Jordan may be closed, which may have an adverse effect on our ability to meet our customers' demands and increase our costs of manufacturing.

     Generally, all male adult citizens and permanent residents of Israel under the age of 51 are, unless exempt, obligated to perform up to 43 days of military reserve duty annually. Commencing from May 19, 2003 such obligation will be reduced to 36 days. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of our officers and employees are currently obligated to perform annual reserve duty. No assessment can be made as to the full impact of such requirements on our workforce or business if conditions in Israel should change, and no prediction can be made as to the effect of any expansion or reduction of such military obligations on us.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders to others. All sales proceeds from such sale will be received by the selling shareholders. We will receive funds from the exercise of any options granted pursuant to the Plan, which funds will be used for working capital.

                              SELLING SHAREHOLDERS

     The ordinary shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling shareholders, who will, acquire the ordinary shares pursuant to exercises of options for ordinary shares previously granted to the selling shareholders under the Plan.

     The table below sets forth with respect to the selling shareholders, based upon information available to us as of November 24, 2003, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this reoffer prospectus, and the number and percent of outstanding shares of ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares. Since the selling shareholders may sell all, some or none of their ordinary shares, no estimate can be made of the aggregate number of shares that are to be offered by this reoffer prospectus or that will be owned for the direct or indirect account of the selling shareholder upon completion of the offering to which this reoffer prospectus relates. The selling shareholders may offer the ordinary shares for sale from time to time. See "Plan of Distribution."

     Unless otherwise described below, to our knowledge, no selling shareholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.


   Name and Position of           Ordinary Shares         Ordinary          Number of       Percentage of
   Selling Shareholder             Beneficially        Shares Covered       Ordinary         Outstanding
   -------------------               Owned(1)         by this Reoffer     shares Owned       Shares Owned
                                     --------           Prospectus         After Sale        After Sale(2)
                                                        ----------         ----------        -------------
Arie Wolfson(3)                      6,309,000            225,000           6,084,000             49.0%
  Chairman of the
  Board of Directors
Sigi Rabinowicz(4)                   4,779,722            391,512           4,388,210            35.35%
  President and
  Director
Yosef Shiran                           315,000            315,000                   0                0
  Chief Executive
  Officer and Director

Gil Rozen                               60,500             60,500                   0                0
  Chief Financial
  Officer
Micha Korman                           122,807            118,382               4,425                *
  Director
Ofer Tsimchi                             8,000              8,000                   0                0
  Director
Zvi Greengold                            8,000              8,000                   0                0
  Director
Arie Arieli                              8,000              8,000                   0                0
  Director
Tali Oren                                8,000              8,000                   0                0
  Director

(1) Includes options to purchase ordinary shares, whether or not exercisable within 60 days.

(2) Based on 12,412,166 Ordinary Shares outstanding as of December 31, 2003. This does not include 997,400 equity shares held by a wholly owned subsidiary of Tefron.

(3)  Includes (a) 4,388,210 Ordinary Shares held by Macpell Industries Ltd. and
(b) 1,695,690 Ordinary Shares held by Arwol Holdings Ltd.

(4)  Includes 4,388,210 Ordinary Shares held by Macpell Industries Ltd.

*  Less than 1%.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, assignees or transferees may sell any or all of the ordinary shares for value at any time or from time to time under this reoffer prospectus in one or more transactions on the New York Stock Exchange or any stock exchange, market or trading facility on which the ordinary shares are traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    underwritten offerings;

     o    short sales;

     o agreements by the broker-dealer and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; or

     o    any other method permitted by applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

     Unless otherwise prohibited, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling shareholders. The selling shareholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling shareholders sell shares short, they may redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling shareholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling shareholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders and any broker-dealers that participate in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the ordinary shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

     There is no assurance that the selling shareholders will sell all or any portion of the ordinary shares offered under this reoffer prospectus.

                                  LEGAL MATTERS

     The validity of the ordinary shares being offered by this reoffer prospectus will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel.

                                     EXPERTS

     Kost Forer & Gabbay, a member of Ernst & Young Global, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2002, as set forth in their report which is incorporated by reference in this reoffer prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on such firm's report given on their authority as experts in accounting and auditing.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Prospectus omits some information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     We are subject to the informational requirements of the Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Commission. The reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies may be obtained (at prescribed rates) at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 11th floor, 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of that material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

     The following documents previously filed by us with the Commission are incorporated in this Prospectus by reference:

     (1) Our Annual Report, Form 20-F, as filed with the Commission on April 2, 2003;

     (2) Our Current Reports on Form 6-K as filed with the Commission since January 1, 2003; and

     (3) The description of our ordinary shares contained in the registration statement under the Exchange Act on Form 8-A dated September 4, 1997, and including any subsequent amendment or report filed for the purpose of updating such description.

     All reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold are incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and documents.

     Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this Prospectus is delivered upon a written or oral request to Tefron Ltd. at 28 Chida Street, Bnei-Brak 51371, Israel. Our telephone number is 972-3-579-8701.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by us with the Commission are incorporated herein by reference as of their respective dates:

     (1) Our Annual Report, Form 20-F, as filed with the Commission on April 2, 2003 ("Annual Report on Form 20-F");

     (2) Our Current Reports on Form 6-K as filed with the Commission Since January 1, 2003;

     (3) The description of the our ordinary shares, par value NIS 1.0 per share, that appears in our Registration Statement on Form 8-A, dated September 4, 1997, filed under Section 12 of the Securities Exchange Act of 1934 (the "Securities Exchange Act") on September 23, 1997, except to the extent that such description has been superseded by the descriptions set forth in "Item 9 - Offer and Listing" and "Item 10: Additional Information" in the Annual Report on Form 20-F; and

     (4) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Israeli Companies Law 1999 provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. Our Articles of Association provide that subject to any restrictions imposed by the Companies Law, we may enter into a contract for the insurance of the liability of any of its directors and office holders with respect to:

     o    a breach of his duty of care to us or to another person;

     o a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

     o a financial liability imposed upon him in favor of another person in respect of an act performed by him in his capacity as an office holder.

Our Articles of Association also include the following provisions:

     o a provision authorizing us to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to types of events that the board of directors deems to be anticipated and limited to an amount determined by the board of directors to be reasonable under the circumstances;

     o a provision authorizing us to retroactively indemnify an office holder;

     o a provision authorizing us to indemnify an office holder against a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court in respect of an act performed in his capacity as an office holder; and

     o a provision authorizing us to indemnify an office holder against reasonable litigation expenses, including attorneys' fees, expended by such office holder or charged to him by a court, in proceedings we institutes against him, or instituted on our behalf or by another person, or in a criminal charge from which he was acquitted, all in respect of an act performed in his capacity as an office holder.

     These provisions are specifically limited in their scope by the Israeli Companies Law 1999, which provides that a company may not indemnify an office holder for, nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of, any of the following:

     o a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences;

     o any act or omission done with the intent to derive an illegal personal benefit; or

     o any fine levied against the office holder as a result of a criminal offense.

     In addition, pursuant to the Israeli Companies Law 1999, indemnification of and procurement of insurance coverage for our office holders must be approved by its audit committee and board of directors and, for indemnification and insurance for directors, also by its shareholders.

     We have obtained directors' and officers' liability insurance covering our officers and directors and those of our subsidiaries for claims arising from wrongful acts they committed in their capacity as an officer or a director.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following exhibits are filed herewith:

     Exhibit No.     Description
     -----------     -----------

     4.1             Specimen Certificate for ordinary shares.*

     4.2             Articles of Association of Tefron Ltd., as amended.**

     4.3             Tefron Ltd. 1997 Share Option Plan.

     4.4             Amendment No. 1 to Tefron Ltd. 1997 Share Option Plan.

     4.5             Amendment No. 2 to Tefron Ltd. 1997 Share Option Plan.

     5.1 Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. with respect to the legality of the ordinary shares being registered.

     23.1            Consent of Kost, Forer & Gabbay.***

     23.2 Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

     24.1            Powers of Attorney (included on the signature page).

* Incorporated by reference from the Registration Statement on Form F-1 of the Registrant, File No. 333-333-7538, filed on August 29, 1997.

**   Incorporated by reference from Exhibit 1.2 to the Registrant's Annual
Report on Form 20-F for the year ended December 31, 2002.

*** The financial statements for the years ended December 31, 2000 and 2001 were audited by other auditors who have ceased operations as a foreign associated firm by the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants and whose report, dated March 25, 2002, expressed an unqualified opinion on those statements.

ITEM 9. UNDERTAKINGS.

     The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or for the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

          (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Tefron Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bnei-Brak, State of Israel, on December 31, 2003.

                                               TEFRON LTD.


By:  /s/ Gil Rozen                              By: /s/ Yosef Shiran
   -----------------------------                   ----------------------------
         Gil Rozen                                      Yosef Shiran
         Chief Financial Officer                        Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Yosef Shiran and Gil Rozen, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


           Signature                                Title                                   Date

/s/ Arie Wolfson                 Chairman of the Board of Directors                   December 31, 2003
----------------------------
Arie Wolfson

/s/ Sigi Rabinowicz              President and Director                               December 31, 2003
----------------------------
Sigi Rabinowicz

/s/ Yosef Shiran                 Chief Executive Officer (principal executive         December 31, 2003
----------------------------     officer) and Director
Yosef Shiran

/s/ Gil Rozen                    Chief Financial Officer (principal financial and     December 31, 2003
----------------------------     accounting officer)
Gil Rozen

/s/ Micha Korman                 Director                     December 31, 2003
----------------------------
Micha Korman

/s/ Tali Oren Blazer             Director                     December 31, 2003
----------------------------
Tali Oren Blazer

/s/ Ofer Tsimchi                 External Director            December 31, 2003
----------------------------
Ofer Tsimchi

/s/ Zvi Greengold                External Director            December 31, 2003
----------------------------
Zvi Greengold

                                 External Director            December __, 2003
----------------------------
Arie Arieli


Authorized Representative in the United States:

TEFRON U.S. HOLDINGS CORP.

By: /s/ Yosef Shiran                                          December 31, 2003
   -------------------------
   Name:
   Title: